Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3ASR) and related Prospectus of Coventry Health Care, Inc. for the registration of Senior Notes and to the incorporation by reference therein of our report dated February 25, 2011, with respect to the consolidated financial statements and schedules of Coventry Health Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
June 2, 2011
Baltimore, Maryland